Exhibit 99.1

News Release

CommScope Announces Third Quarter 2009 Results

•	Third quarter net sales of $750 million

•	Net income of $46 million, or $0.45 per diluted share

•	Operating income of $91 million and adjusted operating income, excluding special items, of $119 million or 15.8 percent of sales

•	Adjusted net income, excluding special items, of $63 million, or $0.61 per diluted share

•	Quarterly net cash flow from operations of $138 million

HICKORY, NC, October 27, 2009—CommScope, Inc. (NYSE: CTV), a global leader in infrastructure solutions for communications networks, reported sales of $750.4 million and net income of $45.8 million, or $0.45 per diluted share, for the quarter ended September 30, 2009.

The reported quarterly net income includes after-tax charges of approximately $15.3 million for the amortization of purchased intangibles and $2.2 million in restructuring costs. Excluding these special items, adjusted third quarter 2009 earnings were $63.3 million, or $0.61 per diluted share. (A reconciliation of reported GAAP results to adjusted results for the quarter is attached.)

For the third quarter of 2008, CommScope reported net sales of $1.06 billion and net income of $84.7 million, or $1.05 per diluted share. The reported net income included approximately $9.7 million of net after-tax charges primarily related to the amortization of purchased intangibles somewhat offset by the benefit of aligning certain CommScope and Andrew employee benefit policies and a tax item.

“We are pleased to deliver solid operating performance and near record cash flow in the quarter as the business environment begins to stabilize,” said Chairman and Chief Executive Officer Frank Drendel. “During this tough economic period, we have reduced working capital and lowered costs while continuing to fund key research and development projects. Because of our proprietary technology, global leadership and consistent quality, we think CommScope is uniquely positioned to help service providers, large enterprises and OEMs deliver next generation communication networks. As the economy begins to slowly recover, we believe trends such as the global adoption of smart phones, new 4G services and the streaming of high definition video create meaningful opportunities for CommScope.”

Sales Overview

Sales declined 29.4 percent year over year due primarily to declines in volume across all segments and geographic regions as a result of the global recession. Specifically, the difficult business environment has negatively affected capital spending by telecommunication providers and created a slowdown in commercial and residential construction.

Sequentially, sales declined 4.2 percent primarily due to a significant decline in the project-oriented WNS segment sales, somewhat offset by higher Broadband and Enterprise segment sales.

Net Sales by Segment
($ in millions)
	Third	Third	Second
	Quarter	Quarter	Quarter	% Change
	2009	2008	2009	YOY	Sequential
ACCG	$316.4	$495.0	$322.2	-36.1%	-1.8%
Enterprise	177.6	236.5	164.3	-24.9%	8.1%
Broadband	136.7	159.0	118.2	-14.0%	15.7%
WNS	120.3	174.7	179.7	-31.1%	-33.1%
Inter-segment eliminations	(0.6)	(2.9)	(0.7)	n/a	n/a

Total CommScope Net Sales	$750.4	$1,062.3	$783.7	-29.4%	-4.2%

Net Sales by Region
($ in millions)
	Third	Third	Second
	Quarter	Quarter	Quarter	% Change
	2009	2008	2009	YOY	Sequential
United States	$401.8	$497.0	$419.3	-19.2%	-4.2%

Europe, Middle East & Africa	169.7	288.1	171.5	-41.1%	-1.0%
Asia Pacific	122.9	169.6	143.5	-27.5%	-14.4%
Other Americas	56.6	110.5	50.1	-48.8%	13.0%

Subtotal International	$349.2	$568.2	$365.1	-38.5%	-4.4%

Inter-segment eliminations	(0.6)	(2.9)	(0.7)	n/a	n/a

Total CommScope Net Sales	$750.4	$1,062.3	$783.7	-29.4%	-4.2%

Antenna, Cable and Cabinet Group (ACCG) segment sales declined 1.8 percent sequentially to $316.4 million as lower base station antenna sales in the Asia Pacific and North American regions offset increases in sales of cable and microwave products.

Enterprise segment sales rose 8.1 percent sequentially to $177.6 million in the seasonally strong third quarter. The company saw modest improvement in global corporate information technology spending in the third quarter and believes the Enterprise market has begun to stabilize.

Broadband segment sales rose 15.7 percent sequentially in the seasonally strong third quarter to $136.7 million. Sales rose in all major product groups and across all geographic regions as cable operators both maintain and upgrade their networks as they compete with satellite and wireline carriers.

WNS segment sales declined 33.1 percent sequentially to $120.3 million due primarily to lower sales in China for select 3G projects as well as short-term volatility associated with large wireless projects in the North American and Europe, Middle East and Africa (EMEA) regions.

In the third quarter, U.S. sales declined 4.2 percent sequentially to $401.8 million or 53.5 percent of total company sales.

Customer orders booked in the third quarter 2009 were $719 million.

Operating Income Overview

Operating income in the third quarter of 2009 was $91.2 million compared to $127.5 million for the comparable 2008 period. The year-over-year decline in operating income resulted primarily from lower sales volumes. Adjusted operating income, which excludes amortization of purchased intangibles and restructuring costs, declined 20.8 percent year over year to $118.9 million.

Third Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment
($ in millions)
	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$23.0	$36.9	$32.3	$(1.0)	$91.2

Amortization of purchased intangible assets	17.2	1.6	0.5	5.2	24.5
Restructuring costs	0.8	0.6	0.5	1.3	3.2
Adjusted (non-GAAP) operating income	$41.0	$39.1	$33.3	$5.5	$118.9
Adjusted (non-GAAP) operating margin	13.0%	22.0%	24.4%	4.6%	15.8%

Second Quarter 2009 Adjusted (non-GAAP) Operating Income by Segment
($ in millions)
	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$14.6	$27.8	$27.9	$3.8	$74.1

Amortization of purchased intangible assets	17.2	1.6	0.5	5.2	24.5
Restructuring costs	4.9	1.3	0.3	1.6	8.1
Litigation charge	—	—	—	18.1	18.1
Adjusted (non-GAAP) operating income	$36.7	$30.7	$28.7	$28.7	$124.8
Adjusted (non-GAAP) operating margin	11.4%	18.7%	24.3%	16.0%	15.9%

Third Quarter 2008 Adjusted (non-GAAP) Operating Income by Segment
($ in millions)
	ACCG	Enterprise	Broadband	WNS	Total
Operating income, as reported	$62.7	$46.1	$13.9	$4.8	$127.5

Amortization of purchased intangible assets	17.8	1.6	0.5	8.1	28.0
Purchase accounting adjustments related to inventory	—	—	—	1.8	1.8
Restructuring costs	—	1.0	1.4	—	2.4
Acquisition and one-time transition costs	(3.0)	(2.5)	(4.2)	0.1	(9.6)
Adjusted (non-GAAP) operating income	$77.5	$46.2	$11.6	$14.8	$150.1
Adjusted (non-GAAP) operating margin	15.7%	19.5%	7.3%	8.5%	14.1%

CommScope management believes that presenting operating income information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

Third Quarter 2009 Financial Highlights

•

Gross margin for the third quarter of 2009 was 32.6 percent and includes $3.6 million of amortization of purchased intangibles in Cost of Sales. Excluding this item, adjusted gross margin would have been 33.1 percent.

•

SG&A expense for the third quarter of 2009 was $103.2 million, down $10.9 million or 9.5 percent year over year, due primarily to lower sales volumes and the suspension of incentive-based cash bonus programs for employees.

•	Interest expense was $25.7 million, down $11.4 million year over year, primarily due to lower outstanding debt balances.

•	Total depreciation and amortization expense in the third quarter was $48.9 million with purchased intangibles amortization in the quarter totaling $24.5 million.

•

Net operating cash flow in the third quarter of $137.6 million. Over the last twelve months, CommScope has generated record free cash flow of $416.2 million (record cash flow from operations of $469.8 million less $53.6 million of additions to property, plant and equipment).

•

The company’s effective income tax rate for the quarter was 28.8 percent, which reflects benefits resulting from the filing of certain US and foreign income tax returns and resolution of various tax uncertainties.

Commercial Highlights

•

CommScope Enterprise Solutions introduced the InstaPATCH® 360 System, the newest installment to its next generation SYSTIMAX 360™ SOLUTION platform. Developed by CommScope Labs, InstaPATCH 360 is a modular fiber connectivity solution that enables installers to simply and quickly connect system components together, ultimately resulting in improved density, performance and reliability.

•

CommScope’s Andrew Solutions™ also recently introduced SmartBeam®, its next generation base station antenna technology. SmartBeam antenna systems can increase efficiency of existing sites and improve network quality by optimizing the antenna beam based on predictable customer traffic loads.

•

Andrew has been chosen by Vodacom, South Africa’s largest cellular operator, to furnish its indoor wireless coverage and capacity solution, the ION™ (Intelligent Optical Network) fiber distributed antenna system, in five of the ten South African stadiums to be used for the 2010 World Cup. Other similar Andrew projects have supported wireless communications at major sporting events, including the 2008 European Football Championship in Switzerland, the 2008 Summer Olympics in Beijing, the 2006 World Cup in Germany, the 2006 Winter Olympics in Turin, Italy, and the 2000 Summer Olympics in Sydney, Australia. Earlier this year the company also provided network infrastructure and cellular coverage and capacity solutions for the new Dallas Cowboys’ stadium.

Outlook

CommScope management provided the following guidance for the fourth quarter of 2009:

•	Revenue of $740 million to $790 million

•	Adjusted operating income of $95 million to $115 million, excluding amortization of purchased intangibles and other special items

•	Tax rate of 34 percent to 36 percent on adjusted pretax income

“Despite a difficult global economy, we delivered solid margins at both the gross and operating levels and generated near record cash flow from operations, which further strengthened our balance sheet,” said Executive Vice President and Chief Financial Officer Jearld Leonhardt. “Looking ahead to the fourth quarter, we expect stronger sequential wireless sales to be somewhat offset by normal seasonal declines in the Enterprise and Broadband markets. We expect fourth quarter wireless sales to increase as upgrade activity accelerates in certain markets.”

Conference Call Information

CommScope plans to host a call today at 8:30 a.m. EDT to discuss third quarter results. You are invited to listen to the conference call or live webcast with Frank Drendel, chairman and CEO; Brian Garrett, president and COO; and Jearld Leonhardt, executive vice president and CFO.

To participate in the conference call, U.S. callers should dial +1 866-845-6585 and callers outside of the U.S. should dial +1 706-643-2944. The conference identification number is 35038450. Please plan to dial in 10 - 15 minutes before the start of the call to facilitate a timely connection. The live, listen-only audio of the call will be available through a link on the Investor Relations Presentations page of CommScope’s website at www.commscope.com.

If you are unable to participate and would like to hear a replay, U.S. callers can dial +1 800-642-1687 and callers outside the U.S. can dial +1 706-645-9291 for the replay. The replay identification number is 35038450 and will be available through November 10, 2009. A webcast replay will also be archived on CommScope’s website for a limited period of time following the conference call.

About CommScope

CommScope, Inc. (NYSE: CTV – www.commscope.com) is a world leader in infrastructure solutions for communication networks. Through its Andrew SolutionsTM brand, it is a global leader in radio frequency subsystem solutions for wireless networks. Through its SYSTIMAX® and Uniprise® brands, CommScope is a world leader in network infrastructure solutions, delivering a complete end-to-end physical layer solution, including cables and connectivity, enclosures, intelligent software and network design services, for business enterprise applications. CommScope also is the premier manufacturer of coaxial cable for broadband cable television networks and one of the leading North American providers of environmentally secure cabinets for DSL and FTTN applications. Backed by strong research and development, CommScope combines technical expertise and proprietary technology with global manufacturing capability to provide customers with infrastructure solutions for evolving global communications networks in more than 130 countries around the world.

Forward Looking Statement

This press release contains forward-looking statements regarding, among other things, the business position, plans, outlook, integration, synergies and other financial items relating to CommScope that are based on information currently available to management, management’s beliefs and a number of assumptions concerning future events. Statements made in the future tense, and statements using words such as “expect,” “believe,” “intend,” “goal,” “estimate,” “project,” “plans,” “anticipate,” “designed to,” “long term view,” “confident,” “think,” “scheduled,” “outlook,” “guidance” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are not a guarantee of performance and are subject to a number of risks and uncertainties, many of which are difficult to predict and are beyond the control of CommScope, and therefore should be carefully considered. Factors that could cause actual results of CommScope to differ materially include, but are not limited to, continued global economic weakness and uncertainties and disruption in the credit and financial markets; changes in cost and availability of key raw materials and the potential effect on customer pricing; the challenges of achieving anticipated cost-reduction synergies; delays or challenges related to removing, transporting or reinstalling equipment; the ability to retain qualified employees; customer demand for our products and the ability to maintain existing business alliances with key customers or distributors; competitive pricing and acceptance of products; industry competition and the ability to retain customers through product innovation; concentration of sales among a limited number of customers or distributors; customer bankruptcy; the risk that internal production capacity and that of contract manufacturers may be insufficient to meet customer demand or quality standards for our products; the risk that customers might cancel orders placed or that orders currently placed may affect order levels in the future; continuing consolidation among customers; possible production disruption due to supplier or contract manufacturer bankruptcy, reorganization or restructuring; successful ongoing operation of our vertical integration activities; the possibility of further restructuring actions; possible future impairment charges for fixed or intangible assets, including goodwill; increased obligations under employee benefit plans; significant international operations and the impact of variability in foreign exchange rates; ability to fully realize anticipated benefits from prior or future acquisitions or equity investments; substantial indebtedness and maintaining compliance with debt covenants; capital structure changes; tax rate variability and ability to recover amounts recorded as value added tax receivables; changes in tax laws or regulations; product performance issues and associated warranty claims; ability to successfully implement major systems initiatives; realignment of global manufacturing capacity; cost of protecting or defending intellectual property; ability to obtain capital on commercially reasonable terms; adequacy and availability of insurance; costs and challenges of compliance with domestic and foreign environmental laws; fluctuations in interest rates; the ability to achieve expected sales growth and earnings goals; the outcome of pending litigations and proceedings; authoritative changes in generally accepted accounting principles by standard-setting bodies; political instability; and regulatory changes affecting us or the industries we serve. For a more complete description of factors that could cause such a difference, please see CommScope’s filings with the Securities and Exchange Commission (SEC), which are available on CommScope’s website or at www.sec.gov. In providing forward-looking statements, CommScope does not intend, and does not undertake any duty or obligation, to update these statements as a result of new information, future events or otherwise.

Investor Contact:	News Media Contact:
Philip Armstrong, CommScope	Rick Aspan, CommScope
+1 828-323-4848	+1 708-236-6568
publicrelations@commscope.com

CommScope, Inc.

Condensed Consolidated Statements of Operations

(Unaudited – In thousands, except per share amounts)

	Three Months Ended September 30		Nine Months Ended September 30
	2009	2008	2009	2008

Net sales	$750,433	$1,062,297	$2,276,392	$3,154,768

Operating costs and expenses:
Cost of sales	505,647	760,510	1,633,748	2,314,730
Selling, general and administrative	103,197	114,082	303,353	384,880
Research and development	26,390	33,551	82,457	103,785
Amortization of purchased intangible assets	20,824	24,294	62,473	73,398
Restructuring costs	3,207	2,356	20,027	25,124

Total operating costs and expenses	659,265	934,793	2,102,058	2,901,917

Operating income	91,168	127,504	174,334	252,851
Other expense, net	(2,037)	(23)	(12,570)	(16,017)
Interest expense	(25,655)	(37,007)	(99,465)	(112,215)
Interest income	843	5,958	3,350	15,543

Income before income taxes	64,319	96,432	65,649	140,162
Income tax expense	(18,492)	(11,745)	(24,917)	(26,308)

Net income	$45,827	$84,687	$40,732	$113,854

Earnings per share:
Basic	$0.49	$1.20	$0.50	$1.64
Diluted (a)	$0.45	$1.05	$0.47	$1.43

Weighted average shares outstanding:
Basic	93,661	70,287	82,117	69,230
Diluted (a)	105,675	81,175	93,400	80,843

(a) Calculation of diluted earnings per share:
Net income (basic)	$45,827	$84,687	$40,732	$113,854
Convertible debt add-back (b)	1,742	499	3,391	1,644

Numerator (assuming dilution)	$47,569	$85,186	$44,123	$115,498

Weighted average shares (basic)	93,661	70,287	82,117	69,230
Dilutive effect of:
Stock options (c)	629	862	381	931
Restricted stock units and performance share units	930	851	683	745
Convertible debt (b)	10,455	9,175	10,219	9,937

Denominator (assuming dilution)	105,675	81,175	93,400	80,843

(b)	Incremental interest expense and shares associated with convertible senior subordinated debt.
(c)	Options to purchase approximately 1.1 million common shares were excluded from the computation of diluted earnings per share for both the three and six months ended September 30, 2009 because they would have been antidilutive. Options to purchase approximately 0.7 million and 0.8 million common shares were excluded from the computation of diluted earnings per share for the three and six months ended September 30, 2008, respectively, because they would have been antidilutive.

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Balance Sheets

(Unaudited – In thousands, except share amounts)

	September 30, 2009	December 31, 2008
Assets
Cash and cash equivalents	$592,906	$412,111
Accounts receivable, less allowance for doubtful accounts of $18,157 and $19,307, respectively	617,163	695,820
Inventories, net	332,605	450,310
Prepaid expenses and other current assets	77,614	70,778
Deferred income taxes	70,243	81,024

Total Current Assets	1,690,531	1,710,043

Property, plant and equipment, net	427,721	468,140
Goodwill	994,692	997,257
Other intangibles, net	747,765	821,128
Other noncurrent assets	70,341	66,192

Total Assets	$3,931,050	$4,062,760

Liabilities and Stockholders’ Equity

Accounts payable	$212,399	$244,273
Other accrued liabilities	259,691	306,537
Current portion of long-term debt	9,723	374,498

Total Current Liabilities	481,813	925,308

Long-term debt	1,535,945	1,667,286
Deferred income taxes	142,736	150,357
Pension and postretirement benefit liabilities	161,251	164,075
Other noncurrent liabilities	127,568	147,376

Total Liabilities	2,449,313	3,054,402

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; Authorized shares: 20,000,000; Issued and outstanding shares: None at September 30, 2009 or December 31, 2008	—	—
Common stock, $.01 par value; Authorized shares: 300,000,000; Issued and outstanding shares: 93,763,464 at September 30, 2009 and 70,798,864 at December 31, 2008	1,040	811
Additional paid-in capital	1,353,841	969,976
Retained earnings	357,817	317,085
Accumulated other comprehensive income	(84,266)	(132,411)
Treasury stock, at cost: 10,232,336 shares at September 30, 2009 and 10,312,088 at December 31, 2008	(146,695)	(147,103)

Total Stockholders’ Equity	1,481,737	1,008,358

Total Liabilities and Stockholders’ Equity	$3,931,050	$4,062,760

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited — In thousands)

	Nine Months Ended September 30,
	2009	2008
Operating Activities:
Net income	$40,732	$113,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	153,554	164,921
Equity-based compensation	19,747	15,361
Non-cash interest expense on 3.50% convertible debentures	12,004	—
Loss on conversion of debt securities	8,649	2,761
Changes in assets and liabilities	126,742	(43,402)

Net cash provided by operating activities	361,428	253,495

Investing Activities:
Additions to property, plant and equipment	(31,738)	(35,920)
Proceeds from sale of product line	—	9,009
Proceeds from disposal of fixed assets	3,724	6,873
Cash paid for acquisitions	(694)	(60,976)
Other	4,062	(5,012)

Net cash used in investing activities	(24,646)	(86,026)

Financing Activities:
Principal payments on long-term debt	(760,858)	(329,603)
Proceeds from the issuance of long-term debt	388,125	—
Proceeds from the issuance of common stock	220,128	—
Proceeds from the issuance of shares under equity-based compensation plans	612	12,852
Tax benefit from the issuance of shares under equity-based compensation plans	240	6,227
Long-term financing costs	(12,590)	(246)
Other	(8)	589

Net cash used in financing activities	(164,351)	(310,181)

Effect of exchange rate changes on cash	8,364	(10,488)

Change in cash and cash equivalents	180,795	(153,200)
Cash and cash equivalents, beginning of period	412,111	649,451

Cash and cash equivalents, end of period	$592,906	$496,251

See notes to unaudited condensed consolidated financial statements included in our Form 10-Q.

CommScope, Inc.

Net Sales and Operating Income by Reportable Segment

(Unaudited — In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net Sales:
ACCG	$316.4	$495.0	$964.5	$1,474.2
Enterprise	177.6	236.5	485.9	691.0
Broadband	136.7	159.0	369.1	458.3
WNS	120.3	174.7	459.0	540.7
Inter-segment eliminations	(0.6)	(2.9)	(2.1)	(9.4)

Consolidated Net Sales	$750.4	$1,062.3	$2,276.4	$3,154.8

Operating Income (Loss):
ACCG	$23.0	$62.7	$24.2	$149.2
Enterprise	36.9	46.1	72.2	123.0
Broadband	32.3	13.9	68.7	8.5
WNS	(1.0)	4.8	9.2	(27.8)

Consolidated Operating Income	$91.2	$127.5	$174.3	$252.9

CommScope, Inc.

Reconciliation to Adjusted (non-GAAP) Operating Income

(Unaudited — In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating Income	$91.2	$127.5	$174.3	$252.9

Special items:
Amortization of purchased intangible assets (1)	24.5	28.0	73.4	85.0
Purchase accounting adjustments related to inventory	—	1.8	—	59.3
Restructuring costs	3.2	2.4	20.0	25.1
Litigation charge	—	—	21.2	—
Acquisition and one-time transition costs	—	(9.6)	—	(5.7)

Adjusted (non-GAAP) Operating Income	$118.9	$150.1	$288.9	$416.6

(1)	Includes amortization included in Cost of Sales.

CommScope management believes that presenting operating income information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended September 30, 2009			Nine Months Ended September 30, 2009
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Net Income (1)	Diluted EPS
As reported	$91.2	$45.8	$0.45	$174.3	$40.7	$0.47

Special items:
Amortization of purchased intangible assets (2)	24.5	15.3	0.14	73.4	45.8	0.49
Restructuring costs	3.2	2.2	0.02	20.0	13.4	0.15
Litigation charge	—	—	—	21.2	12.3	0.13
Loss on debt conversions and prepayments	—	—	—	—	23.4	0.25

As adjusted for special items	$118.9	$63.3	$0.61	$288.9	$135.6	$1.49

	Three Months Ended June 30, 2009
	Operating Income	Net Income (1)	Diluted EPS
As reported	$74.1	$15.4	$0.18

Special items:
Amortization of purchased intangible assets (2)	24.5	15.3	0.16
Restructuring costs	8.1	5.6	0.06
Litigation charge	18.1	10.3	0.11
Loss on debt conversions and prepayments	—	14.7	0.16

As adjusted for special items	$124.8	$61.3	$0.67

(1)	The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive little or no tax benefit.
(2)	Includes amortization included in Cost of Sales.

CommScope management believes that presenting earnings information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.

CommScope, Inc.

Reconciliation of GAAP Measures to Adjusted Measures

(Unaudited — In millions, except per share amounts)

	Three Months Ended September 30, 2008			Nine Months Ended September 30, 2008
	Operating Income	Net Income (1)	Diluted EPS	Operating Income	Income (Loss) (1)	Diluted EPS
As reported	$127.5	$84.7	$1.05	$252.9	$113.9	$1.43

Special items:
Amortization of purchased intangible assets (2)	28.0	17.5	0.22	85.0	53.8	0.67
Purchase accounting adjustments related to inventory	1.8	1.1	0.01	59.3	38.3	0.47
Restructuring costs	2.4	2.1	0.03	25.1	24.8	0.31
Acquisition and one-time transition costs	(9.6)	(6.0)	(0.07)	(5.7)	(3.5)	(0.04)
Release of income tax valuation allowance	—	(5.0)	(0.06)	—	(5.0)	(0.06)
Settlement of tax audits					(3.9)	(0.05)
Cost related to conversion of 1% debentures					2.8	0.03

As adjusted for special items	$150.1	$94.4	$1.18	$416.6	$221.2	$2.76

	Three Months Ended June 30, 2008
	Operating Income	Net Income (1)	Diluted EPS
As reported	$97.6	$40.2	$0.50

Special items:
Amortization of purchased intangible assets (2)	28.5	17.8	0.22
Purchase accounting adjustments related to inventory	4.7	2.9	0.04
Restructuring costs	22.6	22.5	0.28
Acquisition and one-time transition costs	0.9	0.6	0.01
Settlement of tax audits	—	(3.9)	(0.05)
Cost related to conversion of 1% debentures	—	—	—

As adjusted for special items	$154.3	$80.1	$1.00

(1)	The tax rates applied to special items reflect the tax expense or benefit expected to be realized based on the tax jurisdiction of the entity generating the special item. There are certain special items for which we expect to receive little or no tax benefit.
(2)	Includes amortization included in Cost of Sales.

CommScope management believes that presenting earnings information excluding the special items noted above provides meaningful information to investors in understanding operating results and may enhance investors’ ability to analyze financial and business trends, when considered together with the GAAP financial measures. In addition, CommScope management believes that these non-GAAP financial measures allow investors to compare period to period more easily by excluding items that could have a disproportionately negative or positive impact on results in any particular period.